Contact:	Ray Harlin
Chief Financial Officer
(423) 510-3323

U.S. XPRESS DOUBLES EARNINGS IN THIRD QUARTER
Approaches Third Consecutive Year of Quarterly Earnings Growth
Increases 2004 Guidance on Rate Increases and continued Margin Improvement

CHATTANOOGA, Tenn. (October 19, 2004) — U.S. Xpress Enterprises, Inc. (NASDAQ/NM: XPRSA) announced operating revenue and earnings for the third quarter ended September 30, 2004. Operating revenue, excluding the effect of fuel surcharges, increased 17.9% to $272.0 million, compared with $230.8 million for the third quarter of 2003. Total operating revenue increased 21.0% to $288.4 million, compared with $238.3 million for the third quarter of 2003.

        For the nine months ended September 30, 2004, operating revenue, excluding the effect of fuel surcharges, increased 13.5% to $754.8 million from $664.8 million in the prior-year period. Total operating revenue increased 14.8% to $793.3 million from $690.9 million in the prior-year period.

        Net income for the third quarter increased 104.4% to $5.4 million, or $0.38 per diluted share, from net income of $2.7 million, or $0.19 per diluted share, in the third quarter of 2003. For the first nine months of 2004, net income increased 109.6% to $10.5 million, or $0.73 per diluted share, from net income of $5.0 million, or $0.35 per diluted share, for the prior-year period.

        Truckload revenue for the third quarter, excluding the effect of fuel surcharges, increased 15.6% to $233.9 million. Truckload operating income for the quarter increased 99.3% to $13.7 million on the strength of a 16.3% increase in revenue per loaded mile to $1.516 and a 248-basis point improvement in the Company’s truckload operating ratio to 94.2% versus 96.6% in the third quarter of 2003. The growth in dedicated contract and regional operations once again led the way in the third quarter with revenue increases of 78.9% and 24.7%, respectively. Together, they now account for 27.9% of the Company’s truckload revenue compared with 21.5% at this time last year. The Company’s expedited rail program was also a significant contributor in the quarter, accounting for approximately $24.0 million of truckload revenues.

        The significant increase in revenue per loaded mile was driven by negotiated customer rate increases, improved freight selection, elimination and replacement of low-margin freight with higher yielding freight and the impact of increasing revenues from our regional, dedicated and on-demand expedited operations, which generally provide for higher rates relative to our over-the-road solo and team truckload operations.

        The Company’s average number of tractors in the fleet during the third quarter was essentially flat at 5,353 when compared with 5,398 a year ago. Consistent with our strategy in recent years of shifting revenue equipment to truckload services that offer higher and more consistent returns, the makeup of the Company’s fleet has changed significantly from a year ago. The dedicated fleet has grown by 85.2% to 1,097; the regional fleet has grown 17.9% to 924; and the over-the-road solo fleet has been reduced by 26.6% from the third quarter of 2003 to 2,194 tractors.

        Co-Chairman, Patrick Quinn, stated, “Our results for the third quarter continue to reflect an organization that is exhibiting significant pricing discipline, successfully executing yield management strategies and focusing on the profitability of each of its services. For the last three years, we have worked to transition U.S. Xpress

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4080 Jenkins Road, Chattanooga, TN 37421
423.510.3000

XPRSA Reports Third Quarter Results

October 19, 2004

from our long-haul legacy to a more sustainable and profitable mix of business. With eleven consecutive quarters of year-over-year earnings improvement, our highest quarterly earnings per share performance since 1997, significantly better margins, and an enhanced capital structure, we believe U.S. Xpress is well positioned to achieve continued revenue growth and profitability.

        “The strong earnings growth we experienced in the third quarter was achieved in the face of record high fuel prices which increased throughout the quarter and despite lower-than-expected results from our Xpress Global operating segment. Rising fuel prices reached record levels during the quarter. Our average diesel fuel prices, including taxes, were approximately 30.0% higher than the comparable 2003 quarter. These higher fuel costs, net of the impact of fuel surcharges, and lower fuel efficiencies from the new EGR engines negatively impacted third quarter earnings per share by approximately $0.12, compared with the third quarter of 2003.

        “Our Xpress Global business segment, which accounts for approximately 14% of our consolidated revenues, generated an 11.5% increase in revenues for the quarter to $41.5 million. Xpress Global incurred an operating loss of $1.2 million in the quarter, compared with operating income of $688,000 in the third quarter of 2003. These operating results were negatively impacted by lower-than-anticipated revenues in our floorcovering operations, combined with higher purchased transportation costs due to increased fuel prices and tight capacity within the truckload industry. Revenues in our airport-to-airport operations increased 29.7% to $15.7 million for the quarter.

        “During the third quarter of 2004, the freight environment was very strong, due in part to the significant constraints on truckload capacity. There is clearly an industry-wide shortage of qualified drivers, which we do not expect to be alleviated in the foreseeable future. We recently announced pay increases for our solo, regional and team drivers of over 10%, which take effect during the fourth quarter of 2004. We believe these increases are warranted and necessary to enable us to continue to attract qualified and safe drivers to meet our customers’ freight demands. Further, based on recently implemented rate increases and other actions being taken to improve yields, we believe the effect of the increases will be recovered by the end of 2004.

        “We are focused on improving our return on investment in each of our business segments, continuing to increase rates, moderately growing truck capacity and improving our margins. We have demonstrated the ability to improve our freight mix by growing our dedicated, regional and expedited rail operations. Further, we anticipate that industry capacity will be constrained for the foreseeable future due to the shortage of qualified drivers and escalating truckload operating costs. We believe this environment, along with the enhancements we have made to our truckload operations, offers a significant opportunity for U.S. Xpress to continue the trend of increased revenues and improved operating margins. In recent quarters we have begun to capture the significant earnings leverage that exists within U.S. Xpress. With each one percent improvement in operating margins, we are able to generate approximately $0.38 per share in incremental annualized earnings.”

        Subsequent to the end of the quarter, the Company completed $200 million in new financing consisting of a $100 million five-year secured revolving credit facility, which replaces an existing $100 million line that was scheduled to mature in 2007, and a $100 million accounts receivable securitization facility. Proceeds of the new credit facilities will be used to repay existing debt and for other general corporate purposes. These new facilities are expected to reduce the Company’s borrowing costs and significantly expand its liquidity. In connection with the new financing, the Company will incur a charge of approximately $1 million, or $0.04 per share, in the fourth quarter related to the early extinguishment of certain existing long-term debt.

Outlook

        Absent a significant softening in the economic and freight environment in 2004 or a continued acceleration of fuel prices from current levels, the Company expects to report revenues for the fourth quarter ending December 31, 2004, net of fuel surcharges, in the range of $270 to $275 million and net income per share in the range of $0.38 to $0.40 per diluted share, before the above mentioned charge for early extinguishment of debt. The Company reported net income of $0.19 per diluted share in the fourth quarter of

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XPRSA Reports Third Quarter Results

October 19, 2004

2003.     The Company increased its guidance for fiscal 2004 to consolidated revenues of $1.025 billion to $1.030 billion, net of fuel surcharges, and net income per diluted share in the range of $1.11 to $1.13, before the charge for early extinguishment of debt, compared with the Company’s previous guidance of net income per diluted share in the range of $1.05 to $1.10. The Company reported net income of $0.54 per diluted share in 2003.

Investor Conference Call and Simulcast

    U.S. Xpress Enterprises, Inc. will conduct a conference call, at 2:00 pm EDT on October 19, 2004, to discuss the third quarter results. The number to call for this interactive teleconference is (913) 981-5532. A seven-day replay of the conference call will be available by dialing (719) 457-0820 and entering the passcode 943189.

        The Company will also provide an online Web simulcast and rebroadcast of its 2004 third quarter earnings release conference call. The live broadcast of U.S. Xpress’ quarterly conference call will be available online at the Company’s website, www.usxpress.com, as well as http://phx.corporate-ir.net/playerlink.zhtml?c=80059&s=wm&e=948905 on October 19, 2004, beginning at 2:00 p.m. EDT. The online replay will follow shortly after the call and continue through November 2, 2004.

    U.S. Xpress Enterprises, Inc. is the fifth-largest publicly owned truckload carrier in the United States, as measured by revenue. The Company provides regional, dedicated and expedited truckload services throughout North America, with regional capabilities in the West, Midwest and Southeastern United States. The Company is one of the largest providers of expedited and time-definite services and is a leader in providing expedited rail intermodal services to the truckload industry. U.S. Xpress focuses on customers operating in dedicated, just-in-time or deferred airfreight market segments, while utilizing one of the largest team-operated fleets in the industry. Xpress Global Systems, Inc., a wholly owned subsidiary, is a provider of transportation, warehousing and distribution services to the floor coverings industry and provides airport-to-airport transportation services to the airfreight and airfreight forwarding industries through a network of 81 locations in North America. The Company also offers logistic services through its joint ownership of Transplace, an Internet-based global transportation logistics company.

        This press release contains certain forward-looking information that is subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Without limitation, these risks and uncertainties include economic recession or downturns in customers’ business cycles, rapid fluctuations in fuel pricing or availability, increases in interest rates, the availability of adequate sources of financing and the availability of qualified drivers. Readers are urged to carefully review and consider the various disclosures made by the Company in this press release and in the Company’s periodic reports on forms 10-K and 10-Q.

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XPRSA Reports Third Quarter Results

October 19, 2004

                                         U.S. XPRESS ENTERPRISES, INC. AND SUBSIDIARIES
                                              CONSOLIDATED STATEMENTS OF OPERATIONS
                                              (In Thousands, Except Per Share Data)
                                                           (Unaudited)

                                                               Three Months Ended                      Nine Months Ended
                                                                 September 30,                           September 30,

                                                       -----------------------------------     -----------------------------------
                                                            2004                2003                2004                2003
                                                       ---------------     ---------------     ---------------     ---------------
Operating Revenue
 Revenue, before fuel surcharge                    $          272,002    $        230,794    $        754,765    $        664,762
 Fuel Surcharge                                                16,373               7,529              38,575              26,161
                                                       ---------------     ---------------     ---------------     ---------------
 Total operating revenue                                      288,375             238,323             793,340             690,923
                                                       ---------------     ---------------     ---------------     ---------------

Operating Expenses:
  Salaries, wages and benefits                                 96,434              83,527             269,405             240,002
  Fuel and fuel taxes                                          43,735              32,703             120,802             102,343
  Vehicle rents                                                17,079              18,890              53,033              56,568
  Depreciation and amortization                                12,119               9,214              34,269              27,495
  Purchased transportation                                     55,718              40,647             147,142             115,237
  Operating expense and supplies                               19,239              16,821              53,119              49,385
  Insurance premiums and claims                                14,129              12,740              39,429              35,424
  Operating taxes and licenses                                  3,476               3,828              10,455              10,444
  Communications and utilities                                  2,768               2,853               8,691               8,854
  General and other operating                                  11,144               9,531              30,582              27,495
                                                       ---------------     ---------------     ---------------     ---------------
   Total operating expenses                                   275,841             230,754             766,927             673,247
                                                       ---------------     ---------------     ---------------     ---------------

Income from Operations                                         12,534               7,569              26,413              17,676

Interest Expense, net                                           2,465               2,247               7,021               7,685
                                                       ---------------     ---------------     ---------------     ---------------

Income Before Income Taxes                                     10,069               5,322              19,392               9,991

Income Tax Provision                                            4,631               2,661               8,918               4,995
                                                       ---------------     ---------------     ---------------     ---------------

Net Income                                           $          5,438    $          2,661    $         10,474    $          4,996
                                                       ===============     ===============     ===============     ===============

Earnings  Per Share - basic                                     $0.39               $0.19               $0.74               $0.36
Weighted average shares - basic                                14,056              13,967              14,062              13,950
Earnings Per Share - diluted                                    $0.38               $0.19               $0.73               $0.35
Weighted average shares - diluted                              14,349              14,147              14,284              14,080

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XPRSA Reports Third Quarter Results

October 19, 2004

                                          U.S. XPRESS ENTERPRISES, INC. AND SUBSIDIARIES
                                              CONSOLIDATED STATEMENTS OF OPERATIONS
                                              (In Thousands, Except Per Share Data)
                                                           (Unaudited)
                                                           (See Note 1)

                                                                Three Months Ended                      Nine Months Ended
                                                                  September 30,                           September 30,

                                                        -----------------------------------     -----------------------------------
                                                             2004                2003                2004                2003
                                                        ---------------     ---------------     ---------------     ---------------
Operating Revenue                                                100.0%          100.0%          100.0%          100.0%
                                                        ---------------     ---------------     ---------------     ---------------

Operating Expenses:
  Salaries, wages and benefits                                    35.5                36.2                35.7                36.1
  Fuel and fuel taxes                                             10.1                10.9                10.9                11.5
  Vehicle rents                                                    6.3                 8.2                 7.0                 8.5
  Depreciation and amortization                                    4.5                 4.0                 4.5                 4.1
  Purchased transportation                                        20.5                17.6                19.5                17.3
  Operating expense and supplies                                   7.1                 7.3                 7.0                 7.4
  Insurance premiums and claims                                    5.2                 5.5                 5.2                 5.3
  Operating taxes and licenses                                     1.3                 1.7                 1.4                 1.6
  Communications and utilities                                     1.0                 1.2                 1.2                 1.3
  General and other operating                                      3.9                 4.1                 4.1                 4.1
                                                        ---------------     ---------------     ---------------     ---------------
   Total operating expenses                                       95.4                96.7                96.5                97.2
                                                        ---------------     ---------------     ---------------     ---------------

Income from Operations                                             4.6                 3.3                 3.5                 2.8

Interest Expense, net                                              0.9                 1.0                 0.9                 1.2
                                                        ---------------     ---------------     ---------------     ---------------

Income Before Income Taxes                                         3.7                 2.3                 2.6                 1.6

Income Tax Provision                                               1.7                 1.2                 1.2                 0.8
                                                        ---------------     ---------------     ---------------     ---------------

Net Income                                                         2.0%            1.1%            1.4%            0.8%
                                                        ===============     ===============     ===============     ===============

(1) Fuel  surcharge  revenue is offset  against fuel and fuel taxes for the purposes of this table.  Management  believes that  eliminating  the impact of this source of revenue  provides a more  consistent  basis for  comparing the results of operations from period to period.

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XPRSA Reports Third Quarter Results

October 19, 2004

                                              U.S. XPRESS ENTERPRISES, INC.
                                                    KEY OPERATING FACTORS

                                         Three Months Ended                                    Nine Months Ended
                                           September 30,                                         September 30,

                                                                            %                                                     %
                                       2004              2003            Change             2004               2003            Change
                                 -----------------  ----------------   ------------    ----------------   ----------------   ------------
OPERATING RATIO (1)                         95.4%             96.7%          -1.3%               96.5%              97.2%          -0.7%

OPERATING REVENUE:
  US Xpress, net of fuel surcharge     $  233,945        $  202,397          15.6%          $  655,616         $  589,308          11.3%
  Fuel Surcharge                           16,373             7,529         117.5%              38,575             26,161          47.5%
  Xpress Global Systems                    41,477            37,207          11.5%             115,963            101,701          14.0%
  Inter-company                            (3,420)           (8,810)        -61.2%             (16,814)           (26,247)        -35.9%
                                 -----------------  ----------------   ------------    ----------------   ----------------   ------------
Total Operating Revenue                $  288,375        $  238,323          21.0%          $  793,340         $  690,923          14.8%

OPERATING INCOME:
  US Xpress                            $   13,713        $    6,881          99.3%          $   26,976         $   15,666          72.2%
  Xpress Global Systems                    (1,179)              688        -271.4%                (563)             2,010        -128.0%
                                 -----------------  ----------------   ------------    ----------------   ----------------   ------------
Total Operating Income                 $   12,534        $    7,569          65.6%          $   26,413         $   17,676          49.4%

TRUCKLOAD STATISTICS:
Revenue Per Mile (2)                   $    1.516        $    1.303          16.3%          $    1.433         $    1.288          11.3%

Revenue Per Total Mile (2)             $    1.347        $    1.170          15.1%          $    1.278         $    1.157          10.5%

Tractors (at end of period)-
     Company Owned                          4,609             4,433           4.0%               4,609              4,433           4.0%
     Owner Operators                          736               926         -20.5%                 736                926         -20.5%
                                 -----------------  ----------------   ------------    ----------------   ----------------   ------------
Total Tractors (at end of period)           5,345             5,359          -0.3%               5,345              5,359          -0.3%

Average Number of Tractors
 in Fleet During Period                     5,353             5,398          -0.8%               5,432              5,463          -0.6%

Average Revenue Miles Per
 Tractor Per Period                        28,571            28,601          -0.1%              83,474             83,032           0.5%

Average Revenue Per Tractor
  Per Period (2)                       $   43,317        $   37,257          16.3%          $  119,625         $  106,951          11.9%

Empty Mile Percentage                       11.17%            10.21%          9.4%               10.82%             10.20%           6.1%

                                            September 30, 2004                                    December 31, 2003
                                 ------------------------------------                -------------------------------------
BALANCE SHEET DATA:
  Total Assets                                           $  516,374                                            $  441,794
  Total Equity                                              177,649                                               167,239
  Long-term Debt, including
    Current Maturities                                      180,398                                               146,579

(1) Operating ratio as reported in this press release is based upon total  operating  expenses,  net of fuel surcharges, as a percentage of revenue, before fuel surcharge.

(2) Net of fuel surcharge revenues.

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